SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934
                       (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      THE DIANA CORPORATION
________________________________________________________________
        (Name of Registrant as Specified In Its Charter)

________________________________________________________________
           (Name of Person(s) Filing Proxy Statement if other than Registrant)

                      The Diana Corporation
                        26025 Mureau Road
                   Calabasas, California 91302
                         (818) 878-7711
                                                   October 28, 1997

Dear Shareholder:

      You are cordially invited to attend the 1997 Annual Meeting of Shareholders (the "Meeting") of The Diana Corporation (the "Company") to be held on November 20, 1997, at 10:00 a.m., local time, at the Radisson Hotel, 30100 Agoura Road, Agoura Hills, California 91301.

      At the Meeting, you will be asked to approve (i) the election of two directors to serve for a three-year term and (ii) an amendment to the Company's Restated Certificate of Incorporation (the "Charter") changing the Company's name to COYOTE NETWORK SYSTEMS, INC., to be effective upon approval.

      The Board of Directors unanimously recommends that shareholders vote "FOR" each of the proposals described in the accompanying Proxy Statement. The proposed amendments to the Company's Charter must be approved by shareholders holding a majority of the outstanding shares of the Company's common stock.

      DETAILS ABOUT THE PROPOSALS AND OTHER IMPORTANT INFORMATION ARE SET FORTH IN THE ACCOMPANYING NOTICE OF THE 1997 ANNUAL MEETING AND PROXY STATEMENT. EVERY SHAREHOLDER SHOULD CONSIDER THESE DOCUMENTS CAREFULLY.

      WHETHER OR NOT YOU PLAN TO ATTEND THE 1997 ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK THAT YOU OWN, I URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU MAY, OF COURSE, ATTEND THE ANNUAL MEETING IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                                   Sincerely,

                                   James J. Fiedler
                                   Chairman of the Board

                      The Diana Corporation
                        26025 Mureau Road
                   Calabasas, California 91302
                         (818) 878-7711

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD NOVEMBER 20, 1997


      NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Meeting") of The Diana Corporation (the "Company"), a Delaware corporation, will be held at the Radisson Hotel, 30100 Agoura Road, Agoura Hills, California 91301 on November 20, 1997, at 10:00 a.m., local time. The Meeting will be conducted to consider and vote upon the following proposals, each as more fully described in the accompanying Proxy
Statement:

      (a) The election of two directors for a three-year term to expire at the Company's 2000 Annual Meeting of Shareholders;

      (b) Approval of an amendment to the Restated Certificate of Incorporation of the Company (the "Charter") changing the name of the Company to COYOTE NETWORK SYSTEMS, INC., to be effective upon approval; and

      (c) To take action upon any other business as may properly come before the Meeting and any adjournment thereof.

      THE EFFECTIVENESS OF EACH OF THESE PROPOSALS IS NOT CONDITIONED ON THE APPROVAL OF THE OTHER PROPOSALS.

      The record date for shareholders entitled to notice of, and to vote at, the Meeting is the close of business on October 24, 1997. This Notice, the accompanying Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of the Company on or about October 28, 1997.

      Additionally, the Chairman of the Board of Directors of the Company may determine to withdraw the Proposal to change the name of the Company from consideration at the Meeting, or if adopted by the shareholders, may determine not to file the amendment to the Charter with the Delaware Secretary of State, if further investigation reveals that COYOTE NETWORK SYSTEMS, INC. may not be reasonably available for use by the Company. In such case, the Company intends to propose a change to another name for a vote by shareholders at the 1998 Annual Meeting of Shareholders of the Company.

      THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL OF THE PROPOSALS.

      You are invited to attend the Meeting, but whether or not you expect to attend in person, please mark, sign, date and return the enclosed proxy in the accompanying postage-paid envelope so that your shares will be represented at the Meeting and any adjournment thereof. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                              By Order of the Board of Directors,

                              Brian A. Robson
                              Secretary
October 28, 1997

                             PROXY

         ANNUAL MEETING OF SHAREHOLDERS OF THE DIANA CORPORATION



JAMES J. FIEDLER and DANIEL W. LATHAM, and each of them, are hereby appointed proxies, with full power of substitution, to represent and to vote, as set forth on the reverse side, all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Diana Corporation, to be held at the Radisson Hotel, 30100 Agoura Road, Agoura Hills, California 91301 on November 20, 1997 at 10:00 a.m. local time, and at any adjournments thereof, hereby revoking any proxy heretofore given.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CHOICE      I plan to attend
IS INDICATED, WILL BE VOTED FOR ITEMS 1 AND 2.                the meeting
                                                                 [  ]

1.  ELECTION OF DIRECTORS:              JAMES J. FIELDER AND STEPHEN W.
                                        PORTNER

FOR all nominees      WITHHOLD          (INSTRUCTION: To withhold authority
listed (except as     AUTHORITY         to vote for any individual nominee,
marked to the         to vote for       write that nominee's name on the
contrary.)            all nominees      space provided below.)
                       listed
                                        ___________________________________
  [ ]                   [ ]

2.  Changing the name of the Company to COYOTE NETWORK SYSTEMS, INC.

         FOR          AGAINST          ABSTAIN
         [ ]            [ ]              [ ]

3. In their discretion on such other matters as may properly come before the meeting.

                                 Dated:_____________________________, 1997

                                 _________________________________________

                                 _________________________________________

                                 (Please sign exactly as name appears
                                 hereon.  If stock is owned by more than
                                 one person, all owners should sign.) If signing as attorney, administrator, executor, guardian or trustee, please indicate such capacity. A proxy given by a corporation should be signed by an authorized officer.

                                 THIS PROXY IS SOLICITED BY THE BOARD OF
                                 DIRECTORS OF THE CORPORATION.

                              PROXY STATEMENT

                           The Diana Corporation
                             26025 Mureau Road
                        Calabasas, California  91302

       1997 Annual Meeting of Shareholders of The Diana Corporation
                      to be held on November 20, 1997


      This Proxy Statement is being furnished to the shareholders of The Diana Corporation (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors from holders of record of Company common stock as of the close of business on the Annual Meeting Record Date for use at the 1997 Annual Meeting of Shareholders (the "Meeting") to be held on November 20, 1997 at 10:00 a.m. and at any adjournment or postponement thereof. This Proxy Statement is being first mailed to the Company's shareholders on or about October 28, 1997.

      Each copy of this Proxy Statement mailed to holders of Company common stock is accompanied by the Company's Form 10-K for the fiscal year ended March 31, 1997 ("Form 10-K") and a form of proxy for use at the Meeting.


Date, Place and Time of Meeting

      The Meeting will be held at the Radisson Hotel, 30100 Agoura Road, in the city of Agoura Hills, California, on November 20, 1997, at 10:00 a.m. local time.


Purpose of Meeting

      The Meeting will be conducted to consider and vote upon the following
Proposals:

      (a) The election of two directors for a three-year term to expire at the Company's 2000 Annual Meeting of Shareholders;

      (b) Approval of an amendment to the Restated Certificate of Incorporation of the Company (the "Charter") changing the name of the Company to COYOTE NETWORK SYSTEMS, INC., to be effective upon approval; and

      (c) To take action upon any other business as may properly come before the Meeting and any adjournment thereof.

      THE EFFECTIVENESS OF EACH OF THESE PROPOSALS IS NOT CONDITIONED ON THE APPROVAL OF THE OTHER PROPOSALS.

      THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE PROPOSALS.

Meeting Record Date

      The Company's Board of Directors has fixed the close of business on October 24, 1997 as the record date ("Meeting Record Date") for the determination of the holders of Company common stock entitled to receive notice of, and to vote at, the Meeting and at any adjournments or postponements thereof.


Votes Required

      As of October 24, 1997, there were 7,499,377 shares of Company common stock outstanding. Each share of Company common stock outstanding on the Meeting Record Date is entitled to one vote upon each matter properly submitted at the Meeting. Shares of Company Common stock held in the Company's treasury will not be counted as present or voted at the Meeting. The proposed amendments to the Company's Charter must be also be approved by shareholders holding a majority of the outstanding shares of Company common stock. Shareholder approval of the proposed amendments to the Company's Charter is required by the General Corporation Law (the "DGCL") of the State of Delaware.

      The presence in person or by proxy at the Meeting of a majority of the outstanding shares of Company common stock is necessary to constitute a quorum for the transaction of business. Shares of Company common stock held in the Company's treasury will not be counted as present for purposes of determining whether a quorum is present. Abstentions will be counted as present. Since the proposed amendments to the Company's Charter require the approval of a majority of the outstanding shares of Company common stock, abstentions will have the same effect as a negative vote for this proposal. Under the DGCL, a broker non-vote will not be counted as present for purposes of a quorum.

      As of October 24, 1997, current directors and executive officers of the Company and their affiliates owned beneficially an aggregate of 901,729 shares of Company common stock (including 673,636 shares which may be acquired upon exercise of employee stock options and warrants; and shares issuable upon conversion of Sattel Communications LLC ("Sattel") Class A or B Units into Company common stock, see Security Ownership of Certain Beneficial Owners and Management), or approximately 11.0 percent of the shares of Company common stock outstanding on such date. Directors and executive officers of the Company have indicated their intention to vote their shares of Company common stock to approve and adopt each of the Proposals.


Voting and Revocation of Proxies

      Shares of Company common stock represented by a proxy properly signed and received at or prior to the Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Company common stock represented by the proxy will be voted FOR each of the Proposals. Proxy holders may in their discretion vote shares voted FOR the Proposals to adjourn the Meeting to solicit additional proxies in favor of such proposal. Proxy holders will not vote shares voted AGAINST the proposals to adjourn the Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of the Company prior to or at the Meeting, or by voting in person at the Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: The Diana Corporation, 26025 Mureau Road, Calabasas, California 91302, Attention: Secretary.


Solicitation of Proxies

      The Company will bear the costs of the solicitation of proxies.

      In addition to solicitation by mail, directors, officers and employees of the Company, who will not be specifically compensated for such services, may solicit proxies from the shareholders of the Company, personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Appraisal Rights

      Holders of Company common stock will not be entitled to any dissenters or appraisal rights as a result of the matters to be voted upon at the Meeting.


Annual Meeting; Shareholders' Proposals

      The next annual meeting of the Company will be held on or about August 27, 1998. Proposals made by shareholders of the Company intended to be presented at the next annual meeting must be received by the Company no later than April 2, 1998, in order to be considered for inclusion in the Company's proxy statement and form of proxy.


Independent Public Accountants

      Price Waterhouse LLP was the Company's independent public accountant for the fiscal year ended March 31, 1997. A representative of Price Waterhouse LLP is not expected to be present at the Meeting. On October 16, 1997, Price Waterhouse LLP confirmed in a letter to the Company's Chairman and Chief Executive Officer that the client - auditor relationship has ceased. The Company's Audit Committee was not involved by Price Waterhouse LLP regarding its decision to end the client - auditor relationship with the Company.

     The reports of Price Waterhouse LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except as to the uncertainties noted in the Report of Independent Accountants filed with the Registrant's Form 10-K dated September 22, 1997.

     During the audit of the fiscal 1997 financial statements a difference of opinion arose relating to the audit procedures necessary with respect to certain customer sales, including CNC. This potential disagreement was resolved to Price Waterhouse LLP's satisfaction. The Audit Committee discussed the subject matter of the potential disagreement with Price Waterhouse LLP. The Company has authorized Price Waterhouse LLP to respond fully to the inquiries of its successor auditors concerning the subject matter of this potential disagreement.

     The Company's recently appointed Audit Committee is in the process of evaluating independent accounting firms for the fiscal year ending March 31, 1998. The Company will file a Form 8-K once a selection has been made.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information as of October 24, 1997 with respect to the common stock ownership of each director, the Chief Executive Officer, the other executive officers of the Company and three former executive officers identified in the Summary Compensation Table below (collectively with the Chief Executive Officer, the "named executive officers"), all directors and executive officers as a group and each person or group of persons known by the Company to own beneficially more than 5% of the common stock of the Company.

                                                                 Shares
                                                                 Issuable
                      Amount and Nature     Shares Issuable      Upon
                      of Beneficial         Upon Exercise of     Conversion
                      Ownership (1)(2)      -----------------    of Sattel
                      -------------------   Stock                Class
Name of               Number of  Percent    Options  Warrants    A or B
Beneficial Owner      Shares     of Class     (3)      (3)       Units (4)
------------------    ---------  --------   -------  --------    ----------
Jack E. Donnelly       20,234         *      12,155         0            0
James J. Fiedler      540,000       6.9           0   175,000      175,000
Daniel W. Latham      125,000       1.6           0         0      125,000
Sydney B. Lilly       193,995 (5)   2.5     125,231         0       50,000
Brian A. Robson             0         *           0         0            0
Stephen W. Portner     22,500         *           0    11,250            0

All Directors and
 Executives as a
 Group
 (6 individuals)      901,729      11.0     137,386   186,250      350,000

Richard Y. Fisher     275,378 (5)   3.5     275,378         0            0
Donald E. Runge       275,378       3.5     275,378         0            0
R. Scott Miswald       18,078 (5)     *      16,578         0            0

Richard L. Haydon
1114 Avenue of the
 Americas
New York, NY 10036  1,263,000 (6)  15.5           0   625,000            0

Dawson-Samberg
 Capital Management,
 Inc. et al
345 Pequot Avenue
Southport, CT 06490   452,985 (7)   6.0           0         0            0

Ardent Research
 Partners
200 Park Avenue
39th floor
New York, NY 10066    450,000 (8)   5.8           0   225,000            0


* The amount shown is less than 1% of the outstanding shares of common stock.

(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed.

(2) Includes shares of common stock issuable upon the exercise of stock options and warrants exercisable within 60 days of October 24, 1997; and shares issuable upon the conversion of Sattel Class A or B Units.

(3) Only includes stock options or warrants exercisable within 60 days of October 24, 1997.

(4) Mr. Fiedler and Mr. Latham own 350 and 250 Class B Units of Sattel Communications, LLC ("Sattel"), respectively. Mr. Lilly owns 100 Class A Units of Sattel. Mr. Fiedler's and Mr. Latham's Class B Units are convertible into 175,000 and 125,000 shares, respectively, of the Company common stock. Mr. Lilly's Class A Units are convertible into 50,000 shares of the Company common stock.

(5) Mr. Fisher owns 20,000 shares (less than 1%) of common stock of Entree Corporation ("Entree"), an 81.25%-owned subsidiary of the Company.
      Mr. Lilly owns 30,000 shares (less than 1%) of Entree common stock. Mr. Miswald owns 10,000 shares (less than 1%) of Entree common stock. All directors and executive officers as a group beneficially own 40,000 shares (less than 1%) of Entree common stock.

(6) Based on its Schedule 13D filed July 28, 1997, Mr. Haydon has sole voting and dispositive power over 1,263,000 shares.

(7) Based on its Schedule 13D filed January 31, 1997, Dawson-Samberg Capital Management, Inc. ("Dawson-Samberg") has shared voting and dispositive power over 284,040 shares held in managed accounts for which it acts as an investment advisor. Porridge Partners II has sole voting and dispositive power over 63,000 shares. Mr. Arthur Samberg has sole voting and dispositive power over 105,945 shares.

(8) Based on its Schedule 13D filed August 20, 1997, Ardent Research Partners, L.P. has sole voting and dispositive power over 450,000 shares.

PROPOSAL ONE:  ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes of directors consisting of two classes of two members and one class of three members or seven members in the aggregate. However, the Board currently includes only five members. The election of directors is staggered so that the term of only one class of directors expires each year. Generally, the term of each class is three years. Presently, the Board of Directors has two vacant positions. The term of each class is three years and the term of office for Messrs. Fiedler and Portner will expire in 2000.

      The Board of Directors believes that all nominees will stand for election, but if any person nominated fails to stand for election, the persons named in the accompanying form of proxy or their substitutes will vote for a substitute nominee selected by the Board of Directors, unless the Board reduces the number of directors to be elected. The Board of Directors believes that each nominee named herein will serve if elected to the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL NOMINEES TO BE ELECTED AS DIRECTORS.



                    Nominees For Terms Expiring in 2000

      James J. Fiedler, age 51, has been a Director of the Company since August 1996. He has been Chairman and Chief Executive Officer of the Company since November 1996 and Chairman and Chief Executive Officer of Sattel Communications ("Sattel"), since September 1995. Previously, Mr. Fiedler was a principal in the consulting firm of Johnson & Fiedler. From November 1992 to September 1994, Mr. Fiedler was Vice President of Sales and Marketing and subsequently President and Director of Summa Four, Inc. From June 1989 to July 1992, Mr. Fiedler was Executive Vice President and Chief Operating Officer of Timeplex, a subsidiary of Unisys engaged in the business of manufacturing data and telecommunications equipment. Prior to June 1989, Mr. Fiedler held executive positions with Unisys Corporation and Sperry Corporation (subsequently acquired by Unisys Corporation). He has been a Director of Entree Corporation since November 1996.

      Stephen W. Portner, age 45, was appointed a Director of the Company on August 29, 1997. He is the Managing Director of North America for JMJ Associates, a global management consulting company, and has served in various capacities from January 1994 to May 1997 at JMJ Associates. From December 1991 to January 1994, Mr. Portner held positions in plant and project management as well as Director of Quality for Air Products Incorporated.

                    Director With Term Expiring in 1998

      Sydney B. Lilly, age 68, has been a Director of the Company since 1988. He was Executive Vice President of the Company from April 1995 to November 1996 and a consultant from 1984 to 1995. He was a Director of Entree Corporation from 1991 to 1996.

                    Directors With Term Expiring in 1999

      Jack E. Donnelly, age 62, has been a Director of the Company since November 1991. Since 1986, he has been a principal of Bailey & Donnelly Associates, Inc., an investment company.

      Daniel W. Latham, age 48, has been a Director of the Company since November 1996. He has been President and Chief Operating Officer of the Company since November 1996 and President and Chief Operating Officer of Sattel since September 1995. Prior to his association with Sattel, Mr. Latham was the President of Frontier Long Distance, a leading U.S. long distance company in the U.S. Mr. Latham also served as a Senior Vice President at Racal Datacom where he was responsible for world-wide sales. Prior to Racal, Mr. Latham held executive positions at Digital Equipment Corporation, the Bell System and IBM. He has been a Director of Entree Corporation since November 1996.

The Board of Directors, its Committees, and Director Compensation

      The Board of Directors held a total of 22 meetings during the fiscal year ended March 31, 1997. Each director, except Mr. Michael Camp, a former Director, attended at least 75% of the aggregate total number of meetings of the Board of Directors held during the last fiscal year and the total number of meetings held by all committees of the Board of Directors on which he served during the year.

      The Board of Directors has two standing committees: an Audit Committee and an Executive Committee. The Audit Committee recommends to the Board of Directors the independent certified public accountants to perform audit and non-audit services, reviews the scope and results of such services, reviews with management and the independent certified public accountants the systems of internal control, assures adherence in accounting and financial reporting to generally accepted accounting principles and performs such other duties deemed appropriate by the Board of Directors. Messrs. Donnelly and Portner are the present members of the Audit Committee and were appointed on September 10, 1997. Previously, Mr. Jay Lieberman, a former Director, was the sole member of the Audit Committee until February 1997. Mr. Bruce Borchardt and Mr. Camp were members of the Audit Committee from March 7, 1997 until their resignations on July 1, 1997 and September 5, 1997, respectively. The Audit Committee did not meet during the fiscal year ended March 31, 1997, however, it met during April 1997 with Mr. Bruce Borchardt, a former Director and member of the Audit Committee, to discuss the fiscal 1997 audit with the Company's independent accountants. In addition, the audit committee met on September 22, 1997 to discuss the fiscal 1997 audit with the Company's independent accountants.

      The Executive Committee has and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the corporation during intervals between meetings of the Board of Directors, except with respect to amendments to the Certificate of Incorporation or by-laws, merger, consolidation, sale of all or substantially all of the corporation's assets, dissolution, declaration of dividends, authorization of issuance of stock, or filling vacancies on the Board of Directors. The Executive Committee consists of Messrs. Fiedler, Latham, Donnelly and Lilly. The Executive Committee met once during the fiscal year ended March 31, 1997.

      The Company has no standing nominating or compensation committee of the Board of Directors, or committees performing similar functions, because decisions regarding nomination of directors and executive compensation are made by the full Board of Directors.

      Directors receive an annual fee of $15,000, paid on a monthly basis. Directors are also reimbursed for travel expenses. In addition, Directors also receive $1,250 per meeting for service on the Audit Committee of the Board of Directors.

      In June 1997, stock options to purchase 5,000 shares of the Company's common stock were granted to each of two outside members of the Board of Directors that joined the Board in fiscal 1997, namely, Bruce Borchardt and
J. Michael Camp. These options have an exercise price of $3.00 per share. In fiscal 1997, certain Board members were also compensated for performing certain other services for the Company. See "Compensation Committee Interlocks and Insider Participation."

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by the Company for the account of the executive officers of the Company serving as such at March 31, 1997 and for two former executive officers:


                                               Summary Compensation Table

                               Annual Compensation
                           ------------------------------   Long-Term Compensation
                                                Other       ------------------------
                                                Annual      Restricted   Securities     All Other
Name and                     Salary    Bonus    Compensa-   Stock        Underlying    Compensation
Principal Position  Year       ($)      ($)     tion ($)    Awards (#)   Options (#)       ($)
------------------  ----   ----------  ------   ---------   ----------   -----------   ------------

James J. Fiedler    1997   200,000          0    3,750 (7)       0             0             0
 Chairman, CEO      1996   111,538 (4)      0        0         2.5%(9)   150,000 (11)   19,612 (13)
 and Director(1)

Daniel W. Latham    1997   175,000          0    3,750 (7)       0             0       170,197 (13)
 President, COO     1996    90,865 (5)      0        0         1.5%(10)  150,000 (11)   26,416 (13)
 and Director(2)

Brian A. Robson     1997    56,250 (6)      0        0           0        10,500        13,041 (13)
 Vice President
 and Controller

R. Scott Miswald    1997   125,000          0        0      52,500             0             0
 Vice President     1996   110,000     11,614        0           0        10,000             0
 and Treasurer(3)   1995   110,000          0        0           0             0             0

Richard Y. Fisher   1997   137,308          0   27,003 (8)       0             0       342,692 (12)
 Former Chairman    1996   210,000     64,550        0           0             0             0
 (3)                1995   444,538          0        0           0             0             0

Donald E. Runge     1997   137,308          0        0           0             0        82,692 (12)
 Former President   1996   210,000     64,550        0           0             0             0
 and Director(3)

______________________

(1)   On November 29, 1996 Mr. Fiedler was appointed CEO of the Company.
      Mr. Fiedler also continued as CEO of Sattel (see Employment and Severance Agreements).
(2) On November 29, 1996 Mr. Latham was appointed as President and COO of the Company. Mr. Latham also continued as President and COO of Sattel (see Employment and Severance Agreements).
(3) Mr. Fisher resigned from the Company as an executive officer and director on November 29, 1996. Mr. Runge resigned as an executive officer and director of the Company on August 22, 1996. Mr. Miswald's employment with the Company terminated September 26, 1997.
(4) Represents part-year compensation from start of employment as CEO of Sattel on September 11, 1995 to end of fiscal year, based on annualized salary of $200,000.
(5) Represents part-year compensation from start of employment as President and COO of Sattel on September 25, 1995 to end of fiscal year, based on annualized salary of $175,000.
(6)   Started employment on October 31, 1996.  Current annualized salary:
      $135,000.
(7)   Directors fees paid to officers.
(8) Perquisites include group health insurance and long-term disability premium payments.
(9) Mr. Fiedler was granted 250 Class B Units in Sattel (equivalent to a 2.5% ownership interest) of which 38 Class B Units remain subject to forfeiture as of October 1, 1997.
(10) Mr. Latham was granted 150 Class B Units in Sattel (equivalent to a 1.5% ownership interest) of which 23 Class B Units remain subject to forfeiture as of October 1, 1997.
(11) Performance-based options for the indicated number of shares of Company common stock surrendered on November 11, 1996 in connection with loans (see Certain Relationships and Related Transactions).
(12)  See Employment and Severance Agreements.
(13) Represents relocation assistance paid by the Company on behalf of the various individuals. Also includes $98,000 paid to Mr. Latham to cover his loss on a personal residence and the related real estate commissions and selling expenses.

The table below provides information regarding stock options granted during fiscal 1997 to the persons named in the Summary Compensation Table:

                                      Option Grants In Last Fiscal Year

                                     Individual Grants                      Potential Realizable
                     --------------------------------------------------     Value at Assumed Annual
                     Number of     % of Total                                 Rate of Stock Price
                     Shares        Options                                      Appreciation for
                     Underlying    Granted to                                   Option Term (3)
                     Options       Employee in   Exercise    Expiration    -----------   -----------
                     Granted (1)   Fiscal Year     Price        Date            5%            10%
                     -----------   -----------   --------    ----------    -----------   -----------



James J. Fiedler           0           ---        $  ---         ---          $    ---      $    ---
Daniel W. Latham           0           ---           ---         ---               ---           ---
Brian A. Robson       10,500 (2)       5.4%        19.05       8/20/01          55,263       122,117
R. Scott Miswald           0           ---           ---         ---               ---           ---
Richard Y. Fisher          0           ---           ---         ---               ---           ---
Donald E. Runge            0           ---           ---         ---               ---           ---


(1) The options granted under the Sattel Communications LLC 1996 Stock Option Plan are non-qualified stock options. The exercise price per share is 100% of the fair market value of a share of common stock on the date of the grant. In June 1997, current employees owning stock options, including Mr. Robson, were granted the right to exchange existing stock options for new options that have an exercise price of $3.00 per share. The new options vest equally over a three year period commencing June 1, 1997.

(2) The options vest as follows: October 30, 1997 - 2,625; October 30, 1998 - 2,625; October 30, 1999 - 5,250.

(3) The option term is five years. The dollar amounts under these columns are the results of calculations at the 5% and 10% rates set by the Securities and Exchange Commission. The potential realizable values are not intended to forecast possible future appreciation, if any, in the market price of the common stock.


      The table below provides information regarding the value of in-the-money stock options held by named executive officers at March 31, 1997. Named executive officers did not exercise any stock options during the fiscal year.

                         Unexercised Company Stock Options

                                                  Value of Unexercised
                     Number of Unexercised        In-the-Money Options
                   Options at March 31, 1997      at March 31, 1997 (1)
                   --------------------------    --------------------------
   Name            Exercisable  Unexercisable    Exercisable  Unexercisable
-----------------  -----------  -------------    -----------  -------------

James J. Fiedler            0            0        $       0     $     0
Daniel W. Latham            0            0                0           0
Brian A. Robson             0       10,500                0           0
R. Scott Miswald       16,578            0            8,343           0
Richard Y. Fisher     275,378            0          166,792           0
Donald E. Runge       275,378            0          166,792           0



      (1) Value based on a fair market value of common stock of $6.00 on March 31, 1997, less the option exercise price.

Severance Agreements

      The Company entered into Separation Agreements, dated November 20, 1996 (the "Separation Agreements"), with each of Richard Y. Fisher, Sydney
B. Lilly and Donald E. Runge (the "Departing Officers") that provide for termination of employment of the Departing Officers by, and resignation of the Departing Officers from all offices, and, except for Mr. Lilly's directorship of the Company, directorships in, the Company and its subsidiaries. The Separation Agreements provide for payment by the Company, as of November 29, 1996, of $186,000 and $749,000, respectively, to Mr. Runge and Mr. Fisher, in settlement of deferred compensation previously earned and payments of $343,000 to Mr. Fisher and $83,000 to each of Mr. Runge and Mr. Lilly as severance settlements. In accordance with provisions of the Amended and Restated Employment Agreements entered into by the Company and each of the Departing Officers on April 2, 1995, each Departing Officer shall be entitled to have all medical, dental, hospital, optometrical, nursing, nursing home and drug expenses for themselves and their spouses paid by the Company for life, or in the case of Mr. Lilly, until March 31, 2000. The Separation Agreement for Mr. Fisher provides that he shall repay in full a promissory note dated April 11, 1988, in the amount of $42,469, which he did. The Separation Agreements further provide that all stock options of the Departing Officers shall remain exercisable until December 31, 1997 (April 2, 2000 with respect to 82,688 options granted to Mr. Lilly on April 2, 1995) and amends existing Stock Option Agreements with Messrs. Fisher, Lilly and Runge to provide for, among other things, the Company to maintain the effectiveness of the Form S-8 Registration Statement currently in effect covering the exercise of the stock options. The Company has made all required payments under the Separation Agreements.

Compensation Committee Interlocks and Insider Participation

      As noted above, the Board of Directors does not have a compensation committee, because executive compensation decisions are made by the full Board. All Directors participate in the deliberations.

      Mr. Fiedler is the Company's Chief Executive Officer. Mr. Latham is the Company's President and Chief Operating Officer. Messrs. Fiedler's and Latham's fiscal 1997 compensation and employment contracts are described under Employment and Severance Agreements. Fiscal 1997 executive compensation decisions made by the Board of Directors with respect to Messrs. Fiedler and Latham were made prior to their appointment to the Board of Directors.

      In December 1991, Mr. Donnelly entered into a consulting agreement with the Company to serve as chairman and consultant to C&L Communications, Inc. ("C&L"), one of the Company's subsidiaries. The agreement, which was subsequently amended, terminates on March 31, 1998. Upon expiration or termination of the agreement, the Company will pay Mr. Donnelly 10% of the "increase in value" of C&L. The increase in value is defined generally as the previous fiscal year's net pre-tax earnings of C&L, multiplied by four, minus $9 million. During fiscal 1995 Mr. Donnelly's consulting agreement was amended to provide for an extension of the term of the agreement from December 23, 1996 to March 31, 1997, and Mr. Donnelly was provided an option to extend the term one additional year. Also, Mr. Donnelly has the ability to obtain a loan from the Company at the prime rate, not to exceed 25% of the amount accrued by the Company for the estimated payment due at the termination of the agreement. No amounts have been loaned to Mr. Donnelly pursuant to this provision. In addition Mr. Donnelly is paid $50,000 per year in accordance with the agreement.

      Mr. Lieberman, a former Director of the Company, was paid an aggregate of $4,000 during fiscal 1997 for consulting services.

Board of Directors Report on Executive Compensation

      The Board of Directors (the "Board") is composed of three non-employee directors and two executive officers. The Board is responsible for establishing and administering the policies which govern both annual compensation and equity incentive compensation.

      This report is submitted by the Board and addresses the Company's policies for fiscal 1997 and 1998 as they apply to the Named Executive Officers.

      Executive Compensation Philosophy. The Company's executive compensation program is designed to provide compensation that attracts, motivates and retains highly qualified people to serve the Company's customers and to achieve its strategic objectives. The Company's executive compensation program is comprised of four elements: (i) base salary; (ii) bonus; (iii) long term incentive compensation in the form of stock options or other convertible equity instruments, and (iv) other benefits generally available to all of the Company's employees.

      Base Salary and Bonus. Cash compensation levels for the Company's executive officers are based primarily on the Board's subjective evaluation of competitive salary levels of executive officers with similar backgrounds and experience as the Company's executive officers. Each executive officer's cash compensation is comprised of base salary and cash bonus. In determining salary adjustments the Board considers individual performance and contributions to the Company. Cash bonuses are awarded based on the attainment of certain corporate and individual objections, with corporate objectives relating primarily to the attainment of sales and profit goals. Salary levels and the bonus program are reviewed by the Board on an annual basis.

      Long Term Incentive Compensation. The Company's long term incentive compensation program is implemented through the grant of stock options or other convertible equity instruments. This program is intended to both (i) align executive interests with the long-term interests of stockholders by integrating long-term stock performance into each executive officer's overall compensation package and (ii) through multi-year vesting, provide an incentive for the Company's executive officers to remain with the Company.

      Generally, stock options or other convertible equity instruments are granted at prevailing market rates and only have value if the Company's stock price increases, thereby providing an incentive for the Company's executive officers to improve long-term shareholder value. Generally, stock options vest in three equal annual installments and executive officers must be employed by the Company at the time of vesting in order to exercise the options. The Board determines the number of shares subject to option grants to executive officers based on individual accomplishments measured against certain objectives and contributions to the Company. The Board or a Committee also considers the number, value and vesting schedule of options already held by each executive officer.

      Benefits. The Company's executive officers are entitled to receive medical benefits and life insurance benefits and to participate in the Company's proposed 401(k) Savings Plan on the same basis as other full-time employees of the Company. The Company's Chief Executive Officer and the Company's President each receive a monthly car allowance.

      Summary of Compensation of the Chief Executive Officer and the President. The compensation philosophy applied by the Board in establishing the compensation for the Company's Chief Executive Officer and the President is the same as for the other senior management of the Company--to provide a competitive compensation opportunity that rewards performance for the attainment of sales and profit goals.

      The Company employed two persons as Chief Executive Officer during fiscal year 1997. Until November 1996, Mr. Fisher served as Chairman and Chief Executive Officer and a Director of the Company and was paid a salary of $137,308 for the portion of the fiscal year 1997 during which he held that position. Mr. Fisher resigned from the position of Chairman and Chief Executive Officer and a Director on November 29, 1997.

      Mr. Fiedler succeeded Mr. Fisher without adjustments to his annual compensation. Mr. Fiedler was elected to the Board on August 22, 1996.
Mr. Fiedler also continued to serve in the positions of Chairman and Chief Executive Officer of Sattel Communications and was paid a salary of $200,000 during fiscal year 1997. Mr. Fiedler was awarded 250 Class B Units in Sattel (equivalent to a 2.5% ownership interest) of which 38 Class B Units remain subject to forfeiture as of October 1, 1997. Mr. Fiedler surrendered 150,000 performance-based stock options on November 11, 1996 in connection with a loan (see Certain Relationships and Related Transactions), the proceeds of which were used to acquire additional Class B Units in Sattel from a former Sattel employee.

      The Company employed two persons as President during fiscal year 1997. Until August 22, 1996, Mr. Runge served as President and a Director of the Company and was paid a salary of $137,308 for the portion of the fiscal year 1997 during which he held that position.

      Mr. Latham was appointed President and Chief Operating Officer and a Director on November 29, 1996, succeeding Mr. Runge who resigned on August 22, 1996. Mr. Latham succeeded Mr. Runge without adjustments to his annual compensation. Mr. Latham also continued to serve in the positions of President and Chief Operating Officer of Sattel Communications and was paid a salary of $175,000 during fiscal year 1997. Mr. Latham received $170,197 in relocation assistance in fiscal 1997, which included $98,000 paid to Mr. Latham to cover his loss on a personal residence and the related real estate commissions and selling expenses. Mr. Latham was granted 150 Class B Units in Sattel (equivalent to a 1.5% ownership interest) of which 23 Class B Units remain subject to forfeiture as of October 1, 1997. Mr. Latham surrendered 150,000 performance-based stock options on November 11, 1996 in connection with a loan (see Certain Relationships and Related Transactions), the proceeds of which were used to acquire additional Class B Units in Sattel from a former Sattel employee.

      Employment Agreements. Messrs. Fiedler and Latham, the Company's Chief Executive Officer and President, respectively, were employed by Sattel until December 31, 1996 pursuant to contracts that provided for salaries of $200,000 and $175,000, respectively, per year with a year-end bonus equal to 10% and 5%, respectively, of Sattel's pre-tax earnings for the calendar year, up to the salary for the year, and such fringe benefits as Sattel's executive committee should make available. From January 1, 1997 to September 3, 1997, Messrs. Fiedler and Latham continued their employment at the same salary without a contract.

      On September 4, 1997, Messrs. Fiedler and Latham entered into new employment agreements with the Company covering the 1998 fiscal year and providing for salaries of $200,000 and $175,000, respectively, per year. Such employment agreements provide for customary fringe benefits, including a car allowance for each Executive of $600 per month. The Executive may become entitled to bonuses based on the Company's pre-tax profits for each half year in the fiscal year covered by the employment agreements, equal to 10% of such pre-tax profits in the case of Mr. Fiedler and 5% in the case of Mr. Latham, but not to exceed 100% of the Executive's annual salary in the case of Mr. Fiedler and 75% in the case of Mr. Latham.

      Additionally, the Executives are entitled to an incentive bonus equal to one-half percent of the sales revenues of Sattel for each month during the term of the agreement, subject to certain limitations, and in any event not to exceed 100% of the Executive's annual salary. As previously noted, each of the Executives has a $300,000 note payable to the Company. Under the employment agreements, equal one third portions of such notes were forgiven at the date of the employment agreement, and equal one third portions will be forgiven if their respective employments are renewed, at each of the next two anniversaries of the date of the employment agreements, provided that such Executive remains as an employee of the Company at each such forgiveness date. These employment agreements also contemplate that the Class A and Class B Units of Sattel, including the units held by the Executives, will become convertible into the Company's common stock, at the rate of 500 shares of the Company's common stock for each such unit, immediately and without the requirements that Sattel achieve cumulative pre-tax profits of at least $15 million over four consecutive quarters. The Company has also granted certain registration rights with respect to the shares of common stock issuable upon such conversion.

      On September 4, 1997, the Board of Directors authorized an amendment to certain Class B Units owned by directors and employees of Diana and Sattel at June 30, 1997, to provide for the elimination of the minimum pre-tax profits measure requirement discussed above and the conversion into Company common stock at the option of the holder.

      Compliance with Section 162(m) of the Internal Revenue Code of 1986, as Amended (the "Code"). Section 162(m) of the Code, enacted in 1993, generally disallows tax deductions to publicly-traded corporations for compensation over $1,000,000 paid to the corporation's Chief Executive Officer or any of its other four most highly compensated executive officers. Qualifying performance-based compensation is not subject to this disallowance if certain requirements are met. The Company currently intends to structure the compensation arrangements of its executive officers in a manner that will avoid disallowances under Section 162(m).

                                       Respectfully submitted by:

                                            Jack E. Donnelly
                                            James J. Fiedler
                                            Daniel W. Latham
                                            Sydney B. Lilly
                                            Stephen W. Portner

                             PERFORMANCE GRAPH

      The SEC requires the Company to include in the Proxy Statement a graph comparing cumulative five year common stock returns with a broad-based stock index and either a nationally recognized industry index or an index of peer companies selected by the Company. Historically, the Company elected to compare shareholder returns to an index of similarly capitalized issuers because it was unable to identify a published industry or line-of-business index which closely resembled its mix of businesses. This index was developed in June 1993 based upon companies with similar capitalizations. The issuers included in the index are; Cobra Electronics Corporation, Courier Corporation, Frequency Electronics, Inc., Noodle Kidoodle Inc., Jay Jacobs, Inc., Lindberg Corporation and Sharper Image Corporation. The graph assumes $100 was invested on April 1, 1992 in the Company's common stock and the Standard & Poor's 500 Stock Index and assumes the reinvestment of dividends. The index of similarly capitalized issuers (Peer Group) was calculated based on an initial $100 investment weighted annually according to the beginning of the period market capitalization of the companies and assumes the reinvestment of dividends.

      In fiscal 1997, the Company's Board of Directors approved a restructuring plan to separate its central office voice and data switching equipment business from its other business. The Company sold the majority of the assets of Atlanta Provision Company, Inc. in fiscal 1997 and is presently attempting to sell C&L Communications, Inc. and Valley Communications, Inc. Consequently, the Company has decided to change from a self-constructed peer group index to the NASDAQ Telecom Index. The Company also changed the broad-based index from the Standard & Poor's 500 Stock Index to the Standard & Poor's Midcap 400 Stock Index. The Company is required to present both performance graphs in the year that the indices are changed.

      Set forth below is a line graph comparing the cumulative total shareholder return on the Company's common stock over the last five fiscal years with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and with an index compiled by the Company of issuers with similar market capitalizations.

                            PERFORMANCE GRAPH
                   COMPARISON OF CUMULATIVE TOTAL RETURN*
                   From April 1, 1992 to March 31, 1997

                         1992     1993     1994     1995     1996     1997
--------------------------------------------------------------------------
The Diana Corporation    $100     $294     $478     $239    $1,479    $324
--------------------------------------------------------------------------
S&P 500                   100      115      117      135       179     214
--------------------------------------------------------------------------
Peer Group                100       87      107      110       141     132

__________

     ASSUMES INITIAL INVESTMENT OF $100

     * Total return assumes reinvestment of dividends.
       Note:  Total returns based on market capitalization.

      Set forth below is a line graph comparing the cumulative total shareholder return on the Company's common stock over the last five fiscal years with the cumulative total return of companies in the Standard & Poor's 400 Midcap Stock Index and the NASDAQ Telecom Index.

                            PERFORMANCE GRAPH
                   COMPARISON OF CUMULATIVE TOTAL RETURN*
                   From April 1, 1992 to March 31, 1997

                         1992     1993     1994     1995     1996     1997
--------------------------------------------------------------------------
The Diana Corporation    $100     $294     $478     $239    $1,479    $324
--------------------------------------------------------------------------
S&P 400                   100      116      123      134       172     190
--------------------------------------------------------------------------
Nasdaq Telecom            100      133      160      161       213     192

__________

     ASSUMES INITIAL INVESTMENT OF $100

     * Total return assumes reinvestment of dividends.
       Note:  Total returns based on market capitalization.


Certain Relationships and Related Transactions

      The Company's directors have certain business relationships with the Company. See "Compensation Committee Interlocks and Insider
Participation."

      Mr. Fiedler, the Company's Chairman and Chief Executive Officer, loaned the Company $250,000 in June 1997. The principal amount of the loan was converted to common stock in conjunction with Mr. Fiedler's purchase of Company common stock pursuant to the Regulation D private placement in July 1997. Mr. Latham, the Company's President and Chief Operating officer, loaned the Company $98,000 subsequent to March 31, 1997. This loan was repaid in July 1997. Mr. Portner, a Director, purchased Company common stock pursuant to a Regulation D private placement.

      On November 11, 1996 the Company loaned $300,000 to each of Messrs. Fiedler and Latham. Messrs. Fiedler and Latham both executed unsecured Promissory Notes due November 1, 1999 which provide interest at 6.07% per annum compounded on the anniversary date and payable on November 1, 1999. In addition, each person agreed to surrender previously awarded options they each held to purchase 150,000 shares of the Company's common stock. The largest amount outstanding to the Company under each promissory note during the fiscal year ended March 31, 1997 was $300,000.

      The Promissory Notes provide for full repayment prior to November 1, 1999 in the event of the following: (a) upon any transfer of Messrs. Fiedler's or Latham's Class B Units in Sattel (other than to a Permitted Transferee, as defined in the Agreement Regarding Award of Class B Units (the "Award Agreement")), or by any such Permitted Transferee (including without limitation certain transfers contemplated by the Award Agreement) or (b) upon any exchange or conversion of Class B Units for or into securities registered under the Securities Exchange Act of 1934, as amended, in accordance with the Award Agreement. In connection with the employment agreements with Messrs. Fiedler and Latham entered into on September 4, 1997, the Company's Board of Directors agreed to forgive the notes. Under the employment agreements, equal one third portions of the notes were forgiven at September 4, 1997 and, if their respective employments are renewed, equal one third portions will be forgiven at each of the next two anniversaries of the date of the employment agreements, provided that each individual remains as an employee of the Company at each such forgiveness date.

      In July 1997, the Company issued 1,880,750 shares of its common stock at $2.00 per share in a private placement under Regulation D of the Securities Act of 1933. The Company received $3,362,000 from the private placement, net of fees of $400,000. In addition, warrants to purchase 1,880,750 shares of the Company's common stock at $3.00 per share were issued to the Regulation D participants. The warrants are exercisable immediately and expire 5 years from issuance. Mr. Fiedler, the Company's Chairman and Chief Executive Officer, participated in the private placement and purchased 175,000 shares of common stock and received warrants to purchase 175,000 shares of the Company's common stock. In addition, Mr. Stephen W. Portner, a Director, and his daughter collectively participated in the private placement and purchased 11,250 shares of common stock and received warrants to purchase 11,250 shares of the Company's common stock. The common stock and common stock warrants issued in the private placement are subject to registration rights.


PROPOSAL TWO:  AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY

      Approval of Proposal Two will constitute approval of the amendment to the Company's Restated Certificate of Incorporation discussed under this heading. Approval of Proposal Two is being sought because the Delaware General Corporation Law requires such approval. Accordingly, if Proposal Two is not approved by the Company's shareholders, the proposed amendment could not occur.


Name Change

      Shareholders will be asked to vote to amend the Company's Restated Certificate of Incorporation to change the name of The Diana Corporation to COYOTE NETWORK SYSTEMS, INC., effective immediately upon approval. Shareholders are being asked to vote so to amend the Company's Restated Certificate of Incorporation so that the Company will be able to conduct its business under that name.

      The Company's Chairman of the Board may determine to withdraw the Name Change Proposal from consideration at the Meeting, or if adopted by the shareholders, may determine not to file the amendment to the Company's Restated Certificate of Incorporation with the Delaware Secretary of State, if further investigation reveals that COYOTE NETWORK SYSTEMS, INC. may not be reasonably available for use by the Company. In such case, the Company intends to propose a change to another name for a vote by shareholders at the 1998 Annual Meeting of Shareholders or at any special meeting of the shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE FOREGOING AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

Other Matters

      Management is not aware of any other matters which may be brought before the Meeting. If other matters not now known come before the Meeting, or any adjournments thereof, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

                                   By Order of the Board of Directors,

                                   /s/ Brian A. Robson, Secretary



Calabasas, California
October 28, 1997


                 YOUR COOPERATION IN SIGNING AND RETURNING
                  YOUR PROXY WILL BE GREATLY APPRECIATED.